EXHIBIT 5

DOW JONES & COMPANY, INC.

200 LIBERTY STREET NEW YORK, NEW YORK 10281

June 16, 2005

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933 of 1,500,000 shares of Common Stock, $1.00 par value (the "Stock"), of Dow Jones & Company, Inc., a Delaware corporation (the "Company"), for issuance pursuant to the terms of the Dow Jones 2001 Long-Term Incentive Plan (the "Plan"), I, as counsel to the Company, have examined such corporate records, certificates and other documents, including the Plan, and reviewed such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, I am of the opinion that, when (i) the Registration Statement shall have become effective under the Securities Act of 1933 and (ii) the Stock is issued by the Company in accordance with the terms of the Plan, the Stock will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Joseph A. Stern

Joseph A. Stern